EXHIBIT 5.1

Financial lease agreement between Petrobras Argentina S.A. and TGS dated July 25, 2016.

Autonomous City of Buenos Aires
July 25, 2016

To PETROBRAS ARGENTINA S.A.
Attn. Martín Aldasoro/Martín Gardella

Dear Sirs,

We are writing to you in order to put in this leasing agreement offer (the “OFFER”) by which PETROBRAS ARGENTINA S.A. (hereinafter, “PESA”), in its capacity as lessor, shall grant TRANSPORTADORA DE GAS DEL SUR S.A. (hereinafter, “TGS”), in its capacity as lessee, the use and enjoyment with option to purchase in favor of TGS of the property described in APPENDIX I of this OFFER (the “PROPERTY, PLANT AND EQUIPMENT”) owned by PESA located at the Natural Gas Compression and Treating Plant Río Neuquén owned by TGS (the “PLANT”), and which shall be used by TGS to provide compression and treating services (“SERVICES”).

Upon PESA acceptance, this OFFER shall be governed by the following terms and conditions:

FIRST CLAUSE
PROPERTY, PLANT AND EQUIPMENT

Coming into full force and effect as of the Effective Date, PESA shall transfer to TGS the possession of the PROPERTY, PLANT AND EQUIPMENT described in APPENDIX I, which were acquired by PESA, for their use and enjoyment within the PLANT under TGS supervision, at its sole cost and expense and through third parties hired to this end.

SECOND CLAUSE
LEASING PAYMENT

2.1. As of the Effective Date of this OFFER and for the term of nine (9) years and eleven (11) months (hereinafter, the “LEASING PAYMENT TERM”), TGS shall pay PESA as consideration for the use and enjoyment of the PROPERTY, PLANT AND EQUIPMENT a monthly leasing payment of six hundred twenty three thousand four hundred fifty seven United States Dollars (USD 623,457) plus VAT plus the payments established or to be established in the future by the national and provincial Treasury (hereinafter, the “LEASING PAYMENT”).

2.2. At the end of each calendar month, PESA shall issue and give an invoice to TGS for the LEASING PAYMENT.

2.3. TGS shall pay the invoices for the LEASING PAYMENT within thirty (30) consecutive days upon receipt. The place of payment shall be PESA offices located at Maipú 1, Autonomous City of Buenos Aires, by check or electronic bank transfer to the account stated by PESA in Argentine Pesos converted to the offer exchange rate of the Argentine National Bank (Banco de la Nación Argentina) prevailing at the closing time of the business day previous to the payment date.

2.4. Delay in the invoice payment by TGS shall be considered automatically and by operation of law, without requiring any prior judicial or extrajudicial demand. Should delay occur, the unpaid amounts shall accrue a compensatory interest until their real payment, which rate shall be equivalent to the 180-day LIBOR rate plus 500 basis points —source Reuters— prevailing at the due date.

THIRD CLAUSE
OPTION TO PURCHASE

3.1. As of the expiration date of the LEASING PAYMENT TERM and within the last thirty (30) days of the TERM, TGS may exercise the option to purchase of the PROPERTY, PLANT AND EQUIPMENT of PESA (hereinafter, the “DATE OF PURCHASE”), and the purchase option price shall be equivalent to six hundred twenty three thousand four hundred fifty seven United States Dollars (USD 623,457) —hereinafter, the “PURCHASE PRICE”— plus VAT plus the payments established or to be established in the future by the national and provincial Treasury plus VAT.

3.2. The transfer of title to the PROPERTY, PLANT AND EQUIPMENT from PESA to TGS shall take place on the DATE OF PURCHASE, free of taxes and in good state of preservation and operation for the usual provision of SERVICES.

3.3. Upon the transfer of title, the PROPERTY, PLANT AND EQUIPMENT shall become an integral part of the PLANT owned by TGS.

3.4. On the DATE OF PURCHASE, PESA shall issue and give an invoice to TGS for the PURCHASE PRICE plus VAT plus the payments established or to be established in the future by the national and provincial Treasury.

3.5. TGS shall pay the invoice issued by PESA for the PURCHASE PRICE within five (5) business days upon receipt, according to the procedure established in Clause 2.3. of this OFFER.

3.6. The payment of the invoices for the LEASING PAYMENT and/or the invoice for the PURCHASE PRICE may be subject to compensation under the terms of Section 921 et seq. of the National Civil and Commercial Code with the payments made by PESA to TGS for other services rendered in the PLANT after withholding taxes.

FOURTH CLAUSE
VALIDITY – TERMINATION

4.1. This OFFER shall come into full force and effect upon PESA acceptance (hereinafter, “EFFECTIVE DATE”) and shall remain effective for ten (10) years (hereinafter, the “TERM”).

4.2. Upon the expiration of the TERM, PESA shall have no right to claim TGS the payment of any amount, except for the collection of the outstanding LEASING PAYMENT and/or PURCHASE PRICE that PESA should receive by virtue of this OFFER.

4.3. Rescission – Unilateral Waiver: the PARTIES waive the provisions of Section 1261 of the National Civil and Commercial Code.

4.4. In no case, the PARTIES shall be liable for the loss of profits, fines and/or penalty clauses suffered by the other PARTY as a consequence of non-fulfillments under this document.

FIFTH CLAUSE
APPLICABLE LAW – RESOLUTION OF CONFLICTS

In addition to what is herein stated, this OFFER shall be governed by the provisions of Chapter 5 “Leasing”, Title IV, of the National Civil and Commercial Code, and the lease agreement rules shall be applicable considering the provisions of Section 1250 of the mentioned code. Any issue arising from its execution, fulfillment, non-fulfillment or construction shall be resolved by the PARTIES through a cordial process of negotiation between the PARTIES within a period of thirty (30) consecutive days, which may be extended by mutual agreement.

In case the PARTIES fail to reach an agreement, the dispute or any related partial aspects unresolved shall be submitted to arbitration with the Arbitration Court of the Buenos Aires Stock Exchange pursuant to such court rules. If it is required to institute potential legal proceedings from the enforcement of the arbitration award, the National Ordinary Commercial Courts of the Autonomous City of Buenos Aires, or those courts substituting them in the future, shall be deemed competent excluding any other jurisdiction they may have.

SIXTH CLAUSE
DOMICILES

Every notice, information, invoice, claim or other communication that should be sent shall be given in writing. To this end, the PARTIES establish their respective domiciles at the following addresses where all given notices shall be deemed valid:

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PESA domiciled at Maipú 1, Floor 22, Autonomous City of Buenos Aires.

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TGS domiciled at Don Bosco 3672, Floor 7, Autonomous City of Buenos Aires.

Any of the PARTIES may modify their domicile giving notice to the other PARTY ten (10) days in advance.

SEVENTH CLAUSE
ASSIGNMENT

None of the PARTIES may assign this OFFER, totally or partially, without the prior written express consent from the other PARTY, which shall not be refused without reasonable grounds.

Without prejudice to the preceding, the PARTIES agree that in the event that PESA totally or partially assigns its interests on the Assignment of exploitation over the Río Neuquén Area, PESA may freely assign this OFFER to the potential assignee in the same proportion as the rights and obligations derived from this OFFER.

EIGHTH CLAUSE
CONFIDENTIALITY

TGS undertakes to preserve the confidentiality of all the information received from PESA, including technical, operating or commercial data, and any other PESA information related to the PROPERTY, PLANT AND EQUIPMENT which may be necessary for the provision of SERVICES, except for public domain information. TGS shall require the written express consent from PESA to disclose any confidential information.

For its part, PESA also undertakes to preserve the confidentiality of all the information received from TGS, including technical, operating or commercial data, and any other TGS information related to the SERVICES and/or the PLANT, except for public domain information. PESA shall require the written express consent from TGS to disclose any confidential information.

NINTH CLAUSE
REGISTRATION

For the purpose of enforceability against third parties, the PARTIES may register this OFFER with the competent registry in the jurisdiction which corresponds to the PLANT.

The present OFFER shall be deemed accepted by PESA in case PESA gives notice to TGS within thirty days upon receipt indicating the bank account to which TGS should transfer the LEASING PAYMENT, under the terms provided in Clause 2.3. of this document.

Yours sincerely,

ALEJANDRO BASSO, Legal Representative

Javier Gremes Cordero, Legal Representative

TRANSPORTADORA DE GAS DEL SUR S.A.

APPENDIX I

PROPERTY, PLANT AND EQUIPMENT

Concept	Description	Amount (USD)
Engineering	Data collection, haz-op, layout, inspections and trials to determine equipment and facility condition	1,233,182
Acquisition of materials and equipment	Filling of Favra towers Bundles of air-coolers + retubing E 200 (oil cooler) of Clark MC Purchase and assembly of 2 CCMs and 2 SET and PAT SCADA system adaptation	293,557 142,740 1,993,659 37,909
Works of plant adaptation, tower repair, I&C, etc.
I&C (including comp. and AI dryer and A/C assembly)
Repair of dehydration towers
Purchase and assembly of coalescing filter and compressor suction leased to Exterran
Plant shutdown and venting adaptation
Supervision
615,091 1,019,925 441,520 414,316 209,330
Assembly of inlet separator + KOD + flare	KOD Flare Separator SG-01 16" piping for venting syst. Instruments + valves Assembly of flare + KOD Assembly of separator Inspection of assembly Engineering	147,940 281,500 578,476 73,912 61,803 2,847,700 741,804 79,017 75,751
Assembly of 3 Exterran MCs	Engineering Materials Assembly of motor compressors (OPS)	44,914 167,430 2,470,859
New control system	Materials and spare parts Engineering and assembly	1,707,173 3,887,589

Clark MC repair and revamping	Guascor and Dresser services Equipment and spare parts Repairs Supervision	14,845,625 8,995,197 6,368,112 1,410,085
Total		51,186,116

PETROBRAS

Autonomous City of Buenos Aires
August 11, 2016

Transportadora de Gas del Sur S.A.
Don Bosco 3672, Floor 7
Autonomous City of Buenos Aires

Ref.: Service Offer (the “Offer”)

Dear Sir/Madam,

I am writing to you in regard to the service agreement offer we received from you on July 25, 2016 in order to inform you that Mr. Tomás Magliano will be the technical representative for the purpose of item 1, Appendix B, of the Offer.

Yours sincerely,

Marcos Marcelo Mindlin

President